Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Imperial Holdings, Inc. and its subsidiaries on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Imperial Holdings, Inc. on Form S-8 (File No. 333-172114, effective February 8, 2011) and on Forms S-3 (File No. 333-198659, effective September 24, 2014 and File No. 333-198658, effective February 3, 2015).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

March 5, 2015